UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2011

HICKORY TECH CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip Code)

(800) 326-5789
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 11, 2011, Hickory Tech Corporation announced the closing of its new debt financing agreement for an aggregate credit facility of $150 million.  The debt refinancing plan includes the issuance of $120 million in secured term loans and a $30 million secured revolving credit facility. The term loans are structured in a Term Loan B facility, and are combined in the same credit agreement with the revolving credit facility.  Borrowings under the new credit agreement will bear interest at the company's election based on LIBOR or a base rate plus an applicable margin related to the company's leverage ratio.  At the current leverage ratio, the applicable margin will be 3.00 percent for LIBOR loans and 2.00 percent for base rate loans, and there is no LIBOR floor amount.  Beginning Dec. 31, 2011 and on the last day of each quarter thereafter, the company is required to make quarterly amortization payments of $300,000 on the Term Loan B facility.  All amounts outstanding on the revolving loan facility and Term Loan B facility will be due on Dec. 31, 2016.

This credit agreement includes new allowances for continued payment of HickoryTech dividends and common stock repurchases, and the absence of a specific capital expenditures limitation.  The agreement also has been designed to provide for business acquisitions that fit the company’s growth plans.  As a result of the refinancing, HickoryTech will recognize cash charges comprised of certain fees, as well as direct and incremental third-party costs. HickoryTech expects to record approximately $2.0 to $2.2 million in capitalized or deferred charges related to the refinancing transaction in the third quarter ending Sept. 30, 2011, and an additional $400,000 in interest expense which primarily consists of early termination costs on the prior credit agreement.

The credit facility is secured by substantially all HickoryTech assets.  It includes financial covenants which require HickoryTech to maintain a leverage ratio of less than 3.5 to 1.0 and a debt service coverage ratio of greater than 2.5 to 1.0.  Lenders of the new credit facilities include: CoBank ACB as Administrative Agent, Sole Lead Arranger and Bookrunner; Union Bank, N.A. as Syndication Agent; Sun Trust Bank, N.A. as Documentation Agent, Raymond James Bank, FSB, Associated Bank, N.A. and four Farm Credit System Institutions.

Item 9.01.     Financial Statements and Exhibits.

(c)  Exhibits.
4.1
CREDIT AGREEMENT, dated as of August 11, 2011, by and among HICKORY TECH CORPORATION, a Minnesota corporation (the “Borrower”), the Lenders who are or may become party to this Agreement, and COBANK, ACB, as Administrative Agent for the Lenders.

4.2	COLLATERAL AGREEMENT, dated as of August 11, 2011, by and among HICKORY TECH CORPORATION and certain of its Subsidiaries (the “Grantor”), and COBANK, ACB, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  August 12, 2011

HICKORY TECH CORPORATION

By: /s/ John W. Finke
John W. Finke, President and Chief Executive Officer

By: /s/ David A. Christensen
David A. Christensen, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
CREDIT AGREEMENT, dated as of August 11, 2011, by and among HICKORY TECH CORPORATION, a Minnesota corporation (the “Borrower”), the Lenders who are or may become party to this Agreement, and COBANK, ACB, as Administrative Agent for the Lenders.

4.2	COLLATERAL AGREEMENT, dated as of August 11, 2011, by and among HICKORY TECH CORPORATION and certain of its Subsidiaries (the “Grantor”), and COBANK, ACB, as Administrative Agent.